Exhibit 10.1

PROMISSORY NOTE

$1,000,000.00	January 14, 2008

                FOR VALUE RECEIVED, the undersigned, Crdentia Corp., a Delaware corporation, (herein called “Maker”), hereby promises to pay to the order of FatBoy Capital, LP, a Delaware  limited partnership , (herein together with all subsequent holders hereof called “Holder”), in lawful money of the United States of America, the principal sum of One Million and No/100 Dollars ($1,000,000.00), together with interest on the principal balance at the rate hereinafter provided.

                The interest rate will be eighteen percent (18%) per annum.  Interest on past-due principal and, to the extent permitted by law, on past-due interest, shall accrue at the rate of twenty-four percent (24%) per annum, and shall be payable from time to time on demand.

                The Note shall mature and be finally due and payable on the earlier of: (i) March 31, 2008; or (ii) the date of the closing of any refinancing of prior secured indebtedness by Maker; at which time all outstanding and unpaid principal and accrued and unpaid interest shall be finally due and payable.

                Any document now or hereafter securing, guaranteeing or executed in connection with the indebtedness evidenced by this Note, is, as the same may be amended from time to time, herein referred to collectively as the “Loan Documents” and individually as a “Loan Document”.  Holder acknowledges receipt of a five percent (5%) commitment fee for this extension of credit.

                This Note shall be governed by and construed in accordance with Delaware law and applicable federal law.  The parties hereto intend to conform strictly to the applicable usury laws.  In no event, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money hereunder or otherwise exceed the maximum amount permissible under applicable law.  If fulfillment of any provision hereof or of any mortgage, loan agreement or other document now or hereafter evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, would involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced automatically to the limit of such validity.  If Holder shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker.  All sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness of Maker to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal and/or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law.  The provisions of this paragraph shall control all existing and future agreements between Maker and Holder.

Maker may prepay this Note in full at any time or in part from time to time, without premium or penalty.

If default is made (i) in the payment of any sum due hereunder, promptly when the same shall be due and payable hereunder, or (ii) if there is any default under any Loan Document, then Holder shall have the right and option, without notice or demand, to declare the unpaid balance of principal and accrued interest on this Note at once due and payable.  If this Note is not paid at its maturity, regardless of how such maturity may be brought about, Holder may foreclose the liens and security interests securing payment hereof or exercise any of its other rights hereunder or under any Loan Document or at law or in equity.  Failure to exercise any of such rights upon default shall not constitute a waiver of the right to exercise any of them at any time.  Maker hereby agrees that all rights, remedies and recourses afforded to Holder by reason of this Note or otherwise are separate and cumulative and may be pursued separately, successively or concurrently, as occasion therefor shall arise, and are nonexclusive and shall in no way limit or prejudice any other legal or equitable right, remedy or recourse which Holder may have. If after default this Note is placed in the hands of an attorney for collection, or if collected through judicial proceedings, Maker shall pay, in addition to the sums referred to above, reasonable attorneys’ fees and all other reasonable costs incurred by Holder in collection of the unpaid amounts due hereunder.

If more than one person or entity executes this Note as Maker, all of said parties shall be jointly and severally liable for the repayment of the indebtedness evidenced hereby.  Maker and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this Note in whole or in part, hereby severally (i) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, (ii) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon, (iii) agree that Holder shall not be required first to institute suit or exhaust its remedies hereon against Maker or others liable or to become liable hereon or to enforce its rights against them or any security herefor, and (iv) consent to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware, and is intended to be performed in accordance with, and only to the extent permitted by, such laws.  If any provision of this Note  or the application thereof to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of such provision to any other person or circumstances shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law.

THIS NOTE AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first above written.

CRDENTIA CORP., a Delaware corporation

By:	/s/ James J. TerBeest
Name:	James J. TerBeest
Title:	CFO